Exhibit 99.1

FOR IMMEDIATE RELEASE
	Contacts:	Jennifer Spaude
HickoryTech
507-386-3765

HickoryTech Corporation Announces the Appointment of

Diane Dewbrey to the Board of Directors

MANKATO, Minn., March 16, 2009 — HickoryTech Corporation (Nasdaq: HTCO) announced the selection of Diane L. Dewbrey as a director on HickoryTech’s 10-member board. Dewbrey will fill the independent board position vacated on Dec. 31, 2008 by James H. Holdredge and will complete the remainder of Holdredge’s term, which expires in 2010. Holdredge retired in December after serving on the Board since 1992. Dewbrey will serve on the compensation committee of the board.

“Diane’s leadership and business experience will be a valuable asset to the HickoryTech Board,” said James Bracke, chairman of the HickoryTech Board.  “The Company will benefit from her diverse experience and opinions as we grow HickoryTech’s business.  After a comprehensive search, Diane was selected from a strong pool of candidates because of her leadership and management experience and her reputation as an independent, strategic thinker.”

Dewbrey, age 44, serves as the chief executive officer and director of Foundation Bank, a Washington State chartered commercial bank. She was employed by Fifth Third Bancorp, a diversified financial services company, from 1987 to 2005, last serving as director of central operations, corporate officer and senior vice president.

About HickoryTech

HickoryTech Corporation (NASDAQ:  HTCO), headquartered in Mankato, Minn., offers integrated communication solutions to business and residential customers over a regional fiber network.  The company, founded in 1898, has approximately 430 employees. The Telecom Sector, with facilities-based operations in Minnesota and Iowa, offers local voice, long distance, high-speed Internet, Digital TV, and IP networking services to residential and business customers.  In addition, the Telecom Sector develops telecom and carrier access billing solutions and customer management systems. The Enventis Sector provides IP-based voice, data and network solutions to businesses across a five-state region. For more information, visit www.hickorytech.com.

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